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                                                                   EXHIBIT 23.2

                       CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Samsonite Corporation:

  We consent to the use of our reports dated March 19, 1996 relating to the Company's consolidated financial statements as of January 31, 1996 and 1995, and for the years ended January 31, 1996 and 1995, for the seven months ended January 31, 1994, and for the five months ended June 30, 1993, included in the Registration Statement and incorporated herein by reference, and the related financial statement schedule incorporated herein by reference, and to the reference to our firm under the headings "Selected Historical and Pro Forma Consolidated Financial Data" and "Experts" in the prospectus.

  Our reports contain an explanatory paragraph that states that the Company's former parent, Astrum International Corp., was required to establish a new basis of accounting and adjust the recorded amounts of assets and liabilities to their fair market values at June 30, 1993. The Company's consolidated financial statements include the continuing impact of the recapitalization. As a result, the consolidated financial statements for periods subsequent to June 30, 1993 are presented on a different cost basis than for prior periods and, therefore, are not comparable.

                                          KPMG Peat Marwick LLP

Denver, Colorado

January 6, 1997